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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT
              EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between Superior Well Services, Inc., a Delaware corporation ("Company"), and Rhys R. Reese ("Executive").

                              W I T N E S S E T H:

      WHEREAS, Executive is to be directly employed by Company; and

      WHEREAS, Company is desirous of directly employing Executive in an executive capacity on the terms and conditions and for the consideration hereinafter set forth (which includes new and additional consideration to that which Executive is currently receiving), and Executive is desirous of being directly employed by Company on such terms and conditions and for such consideration;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATIONS

      1.1   DEFINITIONS.

            (a) "AFFILIATE" shall mean with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a "PERSON"), any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term "AFFILIATE" shall also mean (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person's spouse, such Person's siblings and/or one or more of such Person's lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

            (b) "ANNUAL BASE SALARY" shall mean, as of a specified date, Executive's annual base salary as of such date determined pursuant to
      Section 4.1.

            (c) "ANNUAL BONUS" shall mean the amount, if any, equal to the greater of:

                  (i) the annual bonus most recently paid by Company to
            Executive pursuant to Section 4.2; or

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                  (ii) the average of the last three annual bonuses (or the
            average of the last two annual bonuses if the Executive has been employed by Company for less than three years) paid by Company to Executive pursuant to Section 4.2.

            Notwithstanding the foregoing, if Executive was employed by Company for only a portion of the year with respect to which such bonus was paid, then the "ANNUAL BONUS" shall equal an amount determined by annualizing the bonus received by Executive based on the ratio of the number of days Executive was employed by Company during such year to 365 days.

            (d) "ANNUAL COMPENSATION" shall mean an amount equal to the greater of:

                  (i) Executive's Annual Base Salary at the annual rate in
            effect at the date of his Involuntary Termination;

                  (ii) Executive's Annual Base Salary at the annual rate in
            effect 180 days prior to the date of his Involuntary Termination; or

                  (iii) Executive's Annual Base Salary at the annual rate in effect immediately prior to a Change of Control if Executive's employment shall be subject to an Involuntary Termination during the Change of Control Period.

            Notwithstanding the foregoing, if Executive's employment shall be subject to an Involuntary Termination during the Change of Control Period, then the amount determined pursuant to the preceding sentence shall be increased by the amount of the Annual Bonus.

            (e) "BOARD" means the Board of Directors of Company.

            (f) "CAUSE" shall mean Executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties, (ii) has refused, without proper reason, to perform his duties, (iii) has willfully engaged in conduct which is materially injurious to Company or its subsidiaries (monetarily or otherwise), (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an Affiliate), or (v) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

            (g) "CHANGE IN DUTIES" shall mean:

                  (i) The occurrence, prior to a Change of Control or after the expiration of a Change of Control Period, of any one or more of the following:

                        (1) a material reduction in the nature or scope of
                  Executive's authorities or duties from those previously applicable to him;

                        (2) a reduction in Executive's Annual Base Salary;

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                        (3) a material diminution in employee benefits
                  (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from those substantially similar to the employee benefits and perquisites provided by Company (including its subsidiaries) to executives with comparable duties; or

                        (4) a change in the location of Executive's principal
                  place of employment by Company (including its subsidiaries) by more than 60 miles from the location where he was principally employed; provided, however, such change in the location of Executive's principal place of employment shall not constitute a Change in Duties if the decision to relocate was mutually acceptable to Executive and Company prior to such change in location.

                  (ii) The occurrence, within a Change of Control Period, of any one or more of the following:

                        (1) a material reduction in the nature or scope of
                  Executive's authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

                        (2) a reduction in Executive's Annual Base Salary from
                  that provided to him immediately prior to the date on which a Change of Control occurs;

                        (3) a diminution in Executive's eligibility to
                  participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by Company (including its subsidiaries) for executives with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

                        (4) a material diminution in employee benefits
                  (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by Company (including its subsidiaries) to executives with comparable duties or (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control occurs; or

                        (5) a change in the location of Executive's principal
                  place of employment by Company (including its subsidiaries) by more than 60 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs; provided, however, such change in the location of Executive's principal place of employment shall not constitute a Change in Duties if the decision to relocate was

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                  mutually acceptable to Executive and Company prior to such change in location.

            (h) "CHANGE OF CONTROL" shall mean:

                  (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

                  (ii) the dissolution or liquidation of Company; or

                  (iii) when any person or entity (other than the Snyder Holders or any Snyder Holder or any other Affiliate of the Company), including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of Company.

            For purposes of the preceding sentence, (1) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the term "Company" shall refer to the resulting entity.

            (i) "CHANGE OF CONTROL PERIOD" means, with respect to a Change of Control, the two-year period beginning on the date upon which such Change of Control occurs.

            (j) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            (k) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board.

            (l) "DISABILITY" shall mean that, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time

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      performance of his duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

            (m) "EFFECTIVE DATE" shall mean ____________, 2005.

            (n) "INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with Company which:

                  (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this Section 1.1(n));
            or

                  (ii) results from a resignation by Executive on or before the date which is 60 days after the date upon which Executive receives notice of a Change in Duties;

      provided, however, the term "INVOLUNTARY TERMINATION" shall not include a termination for Cause or any termination as a result of death or Disability.

            (o) "MONTHLY SEVERANCE AMOUNT" shall mean an amount equal to one-twelfth of Executive's Annual Compensation.

            (p) "SEVERANCE AMOUNT" shall mean an amount equal to two times Executive's Annual Compensation.

            (q) "SEVERANCE PERIOD" shall mean:

                  (i) in the case of an Involuntary Termination which occurs prior to a Change of Control or after the expiration of a Change of Control Period, a period commencing on the date of such Involuntary Termination and continuing for 24 months; or

                  (ii) in the case of an Involuntary Termination which occurs during a Change of Control Period, a period commencing on the date of such Involuntary Termination and continuing for 36 months.

            (r) "SNYDER HOLDERS" shall mean each of Thomas C. Snyder, David E. Snyder, Mark A. Snyder, Dennis C. Snyder, Richard G. Snyder, C.H. Snyder, Jr. Grantor Retained Annuity Trust dated November 1, 2004, a Pennsylvania trust, Allegheny Mineral Corp., a Pennsylvania corporation, Armstrong Cement & Supply Corp., a Pennsylvania corporation, Glacial Sand & Gravel Co., a Pennsylvania corporation and any of their respective Affiliates.

      1.2 INTERPRETATIONS. In this Agreement, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, (c) the words "including" (and with correlative meaning "include") means including, without limiting the

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generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE 2: EMPLOYMENT AND DUTIES

      2.1 EMPLOYMENT. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive's employment by Company shall be subject to the terms and conditions of this Agreement.

      2.2 POSITIONS. From and after the Effective Date, Company shall employ Executive in the positions of Executive Vice President and Chief Operating Officer of Company, or in such other positions as the parties mutually may agree.

      2.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in Section 2.2 and to perform diligently the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company's executive employees, as such policies may be amended from time to time.

      2.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and efforts to the business and affairs of Company and its Affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder.

      2.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning Company's business.

ARTICLE 3: TERM AND TERMINATION OF EMPLOYMENT

      3.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "INITIAL EXPIRATION DATE"); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

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      3.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of
Section 3.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

            (a)   upon Executive's death;

            (b)   upon Executive's Disability;

            (c)   for Cause; or

            (d) for any other reason whatsoever, in the sole discretion of the Board.

      3.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of
Section 3.1 Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

            (a) as a result of a Change in Duties; provided, however, that prior to Executive's termination as a result of a Change of Duties, Executive must give written notice to Company of the specific occurrence that resulted in the Change in Duties and such occurrence must remain uncorrected for 10 days following such written notice; or

            (b) at any time for any other reason whatsoever, in the sole discretion of Executive.

      3.4 NOTICE OF TERMINATION. If Company desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving written notice to Executive that it has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

      3.5 DEEMED RESIGNATIONS. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each Affiliate of Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any Affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such Affiliate's designee or other representative.

ARTICLE 4: COMPENSATION AND BENEFITS

      4.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum Annual Base Salary of $300,400. Executive's Annual Base Salary shall be reviewed by the Compensation Committee on an annual basis, and, in the sole discretion of the

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Compensation Committee, such Annual Base Salary may be increased, but not decreased, effective as of any date determined by the Compensation Committee. Executive's Annual Base Salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

      4.2 BONUSES. Executive shall be eligible to participate in Company's annual bonus plan or plans applicable to Executive as approved from time to time by the Board or the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.

      4.3 OTHER PERQUISITES. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

            (a) BUSINESS AND ENTERTAINMENT EXPENSES - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall no less frequently than monthly reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

            (b) VACATION - During his employment hereunder, Executive shall be entitled to five weeks of paid vacation each calendar year (or such greater amount of vacation as provided to executives of Company generally) and to all holidays provided to executives of Company generally.

            (c) AUTOMOBILE - The Company shall lease for and provide to Executive a vehicle designated by Executive; provided, however, that the lease cost to the Company of such vehicle shall not exceed $800 per month.

            (d) OTHER COMPANY BENEFITS - Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 5: EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS

      5.1 TERMINATION OTHER THAN AN INVOLUNTARY TERMINATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in
Section 3.1 hereof because either party has provided the notice contemplated in such paragraph, or if Executive's employment hereunder shall terminate for any other reason except those described in Sections

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5.2 and 5.3, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.

      5.2 INVOLUNTARY TERMINATION OTHER THAN DURING A CHANGE OF CONTROL PERIOD. Subject to the provisions of Section 5.6 hereof, if Executive's employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs prior to a Change of Control or after the expiration of a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions after the last day of Executive's employment with Company:

            (a) Pay Executive the Monthly Severance Amount on the first day of each month throughout the Severance Period; provided, however, that if commencement of such payments would cause any part of the Monthly Severance Amount to be subject to additional taxes and interest under
      Section 409A of the Code, then the payment of the Monthly Severance Amount shall be deferred to the earliest date upon which such payments can commence without being subject to such additional taxes and interest and the first payment of the Monthly Severance Amount shall include all amounts that would have been paid prior to the date of such payment but for the deferral required pursuant to this sentence.

            (b) Cause Executive and those of his dependents (including his spouse) who were covered under Company's medical and dental benefit plans on the day prior to Executive's Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive), (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability (including liability under Section 409A of the Code) resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).

      5.3 INVOLUNTARY TERMINATION DURING A CHANGE OF CONTROL PERIOD. Subject to the provisions of Section 5.6 hereof, if Executive's employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination during a Change of Control Period, then Company shall, as additional compensation for services rendered to

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Company (including its subsidiaries), pay to Executive the following amounts and take the following actions after the last day of Executive's employment with
Company:

            (a) Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the fifth day after the last day of Executive's employment with Company; provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under
      Section 409A of the Code, then payment of the lump sum cash payment shall be deferred to the earliest date upon which such amount can be paid without being subject to such additional taxes and interest.

            (b) Cause any and all outstanding options to purchase common stock of Company held by Executive to become immediately exercisable in full and cause Executive's accrued benefits under any and all nonqualified deferred compensation plans sponsored by Company to become immediately nonforfeitable.

            (c) Cause Executive and those of his dependents (including his spouse) who were covered under Company's medical and dental benefit plans on the day prior to Executive's Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive), (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability (including liability under Section 409A of the Code) resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).

      5.4 INTEREST ON LATE PAYMENTS. If any payment provided for in Section 5.2 or Section 5.3 hereof is not made when due, then Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at 2% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank, and shall further hold Executive harmless from any liability under Section 409A of the Code.

      5.5 PARACHUTE PAYMENTS. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the

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Code), and the benefits provided for in this Article, together with any other payments and benefits which Executive has the right to receive from Company and its Affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Company will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from Company (or its Affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this Section 5.5 shall require Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

      5.6 RELEASE AND FULL SETTLEMENT. As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive will enter into and deliver to the Company a separate full release and waiver substantially in the form attached hereto as Exhibit A (with such changes to such form as the Company may reasonably require to reflect the circumstances relating to the termination of Executive's employment and/or changes in applicable law). Notwithstanding anything to the contrary in this Agreement, severance compensation and other benefits will not be payable by the Company unless and until the release has been executed by Executive, has not been revoked and is no longer subject to revocation by Executive.

      5.7 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of Executive's employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 5 shall be received by Executive as liquidated damages.

      5.8 OTHER BENEFITS. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's base salary and certain perquisites of employment. Except as expressly provided herein, Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 6: PROTECTION OF CONFIDENTIAL INFORMATION

      6.1 DISCLOSURE TO AND PROPERTY OF COMPANY. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable

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or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) that relate to Company's (or any of its Affiliates') business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, "CONFIDENTIAL INFORMATION") shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its Affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, "WORK PRODUCT") are and shall be the sole and exclusive property of Company (or its Affiliates). Upon Executive's termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

      6.2 DISCLOSURE TO EXECUTIVE. Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its Affiliates); and/or has and will entrust Executive with business opportunities of Company (or its Affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its Affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its Affiliates).

      6.3 NO UNAUTHORIZED USE OR DISCLOSURE. Executive agrees that he will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of, and will prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its Affiliates), or make any use thereof, except in the carrying out of Executive's responsibilities during the course of Executive's employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive's employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential

Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive's obligations under this Article 6. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its Affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company's Confidential Information and Work Product.

      6.4 OWNERSHIP BY COMPANY. If, during Executive's employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

      6.5 ASSISTANCE BY EXECUTIVE. During the period of Executive's employment by Company and thereafter, Executive shall reasonably assist Company and its nominee, at any time, in the protection of Company's (or its Affiliates') worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

      6.6 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company or its Affiliates shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 7: NON-COMPETITION OBLIGATIONS

      7.1 GENERAL. As part of the consideration for Company's employment of Executive and the compensation and benefits that may be paid to Executive hereunder; to protect the trade secrets and Confidential Information of Company or its Affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company or its Affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company or its Affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 7. Executive agrees that during his employment with Company and for a period of two (2) years following the termination of Executive's employment with Company for any reason (the "NON-COMPETE PERIOD"), Executive shall not:

            (a) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (i) hire, contract or solicit, or attempt any of the foregoing with respect to hiring any employee of Company or its Affiliates, or (ii) induce or otherwise counsel, advise, or encourage any employee of Company or its Affiliates to leave the employment of Company or its affiliates; and

            (b) within 150 air miles of any office or shop of Company existing at the time of such employment or such termination, as applicable:

                  (i) directly or indirectly participate in the ownership,
            management, operation or control of, or be connected as an officer, employee, partner, director, contractor or otherwise with, or have any financial interest in or act as a consultant to any business in any of the business territories in which Company is presently or from time-to-time conducting business that either conducts a business substantially similar to that conducted by Company or its Affiliates or provides or sells a service or product that is the same, substantially similar to or otherwise competitive with the products and services provided or sold by Company or its Affiliates (a "COMPETITIVE OPERATION"); provided, however, that this provision shall not preclude Executive after the termination of his employment with Company from owning less than 2% of the equity securities of any publicly held Competitive Operation so long as Executive does not serve as an employee, officer, director or consultant to such business;

                  (ii) directly or indirectly, either as principal, agent,
            independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of Company or its Affiliates with whom Executive dealt, directly or indirectly, during his engagement with Company or its Affiliates, in connection with a Competitive Operation; or

                  (iii) call upon any prospective acquisition candidate on
            Executive's own behalf or on behalf of any Competitive Operation, which candidate is a Competitive Operation or which candidate was, to Executive's knowledge after due inquiry, either called upon by Company or for which Company or any of its Affiliates made an acquisition analysis, for the purpose of acquiring such entity.

      7.2 NON-DISPARAGEMENT. During Executive's employment with Company and following any termination of employment with Company, each of Company and Executive agree not to disparage, either orally or in writing, the other, or any of the business, products, services or practices of the Company, or any of their directors, officers, agents, representatives, stockholders, employees or Affiliates.

      7.3 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Executive, and Company or its Affiliates shall be entitled to enforce the provisions of this Article 7 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

      7.4 REFORMATION. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article 7 would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in the United States during the Non-Compete Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE 8: MISCELLANEOUS

      8.1 INDEMNIFICATION. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 2% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

      8.2 PAYMENT OBLIGATIONS ABSOLUTE. Except as specifically provided in Sections 6.6 and 7.4, Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries) may have against him or anyone else. All amounts payable by Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Sections 5.2(b) or 5.3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

      8.3 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      IF TO COMPANY TO:          Superior Well Services, Inc.
                                 1380 Rt. 286 East, Suite #121
                                 Indiana, Pennsylvania 15701
                                 Attention:  Chairman of the Board of Directors

      IF TO EXECUTIVE TO:        _____________________________

                                 _____________________________

                                 _____________________________

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

      8.4 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Pennsylvania.

      8.5 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      8.6 SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      8.8 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

      8.9 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      8.10 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      8.11 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

      8.12 TERM. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.

      8.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the _____ day of ________________, 2005, to be effective as of the Effective Date.

                                             SUPERIOR WELL SERVICES, INC.

                                             By:  ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

                                                                         COMPANY

                                             By:
                                                  ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

                                                                       EXECUTIVE

                                    EXHIBIT A

                                RELEASE AGREEMENT

      This Release Agreement (this "Agreement") constitutes the release referred to in that certain Employment Agreement (the "Employment Agreement") dated as of _________, 2005, by and between _____________ ("Executive") and Superior Well Services, Inc. (the "Company").

      For good and valuable consideration, including the Company's provision of certain payments and benefits to Executive in accordance with Section 5.2 or 5.3 of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its Affiliates and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the "Company Parties"), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter with respect to Executive's employment with the Company on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv)
Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Fair Labor Standards Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Worker Adjustment and Retraining Notification Act of 1988; (xi) the Sarbanes-Oxley Act of 2002; (xii) the Pennsylvania Human Relations Act; (xiii) the Pennsylvania Minimum Wage Act; (xiv) the Pennsylvania Equal Pay Law, as amended; (xv) the Pennsylvania Wage Payment and Collection Law, as amended; (xvi) any other state anti-discrimination law; (xvii) any other state wage and hour law; (xviii) any other local, state or federal law, regulation, or ordinance; (xix) any public policy, contract, tort, or common law claim; (xx) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters;
(xxi) any and all rights, benefits, or claims Executive may have under any employment contract, incentive compensation plan, or stock option plan with any Company Party, or to any ownership interest in any Company Party, except as expressly provided in the Employment Agreement and any incentive compensation, equity, or stock option plan or agreement between Executive and the Company or except as arising out of Executive's current status as a holder of equity in any Company Party; and (xxii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such incentive compensation, equity, or stock option plan or agreement (collectively, the "Released Claims"). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive's rights and responsibilities, such as heirs or the executor of Executive's estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

      Executive affirms that he has not filed, caused to be filed, and presently is not a party to, any claim, complaint, or action against Employer in any forum or form. Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to him, except as provided in the Employment Agreement. Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. If Executive brings or joins any lawsuit against any of the Company Parties in any court (except as necessary to protect Executive's rights under this release or with respect to Executive's entry into this release) relating to any of the Released Claims, and Executive is the prevailing party in such lawsuit, Executive shall be obligated to return to the Company all amounts paid to Executive under this release, to the extent permitted under applicable law and ordered by the court. Further, if Executive violates the covenant not to sue set forth in this paragraph, Executive shall be required to pay all costs and expenses (including the reasonable fees of counsel, related disbursements of counsel and court costs) incurred by any Company Party to defend such lawsuit or other claim.

      By executing and delivering this Agreement, Executive acknowledges that:

            (a)   Executive has carefully read this Agreement;

            (b) Executive has had at least 21 days to consider this Agreement before the execution and delivery hereof to the Company;

            (c) Executive has been and hereby is advised in writing that Executive may, at Executive's option, discuss this Agreement with an attorney of Executive's choice and that Executive has had adequate opportunity to do so; and

            (d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive's own free will, and that Executive understands and agrees to each of the terms of this Agreement.

      Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by Executive and must be delivered to _________________ before 11:59 p.m., __________, Pennsylvania time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid or provided if this Agreement is revoked by Executive in the foregoing manner.

Executed on this ___________ day of _____________, _______.

                                                   ______________________

STATE OF __________________        Section
                                   Section
COUNTY OF _______________          Section

      BEFORE ME, the undersigned authority personally appeared ____________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of ______________, ________.

                                               ________________________________
                                                NOTARY PUBLIC in and for the
                                                State of________________________
                                                My Commission Expires:__________
                                                Identification produced: